Exhibit 10.1

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) is entered into as of December 19, 2005 (the “Effective Date”) by and between MEMORY Pharmaceuticals Corp., a Delaware corporation (“MEMORY”), with offices at 100 Philips Parkway, Montvale, New Jersey 07645, and The Stanley Medical Research Institute, a nonprofit organization (“SMRI”), having offices at 5430 Grosvenor Lane, Suite 200, Bethesda, Maryland 20814.

Recitals

Whereas, MEMORY is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as schizophrenia and bipolar disorder;

Whereas, SMRI is the world’s leading nonprofit organization that supports research on the causes and treatment of schizophrenia and bipolar disorder, both through its own laboratories and support of researchers worldwide; and

Whereas, SMRI desires to support the further development and commercialization of the Compound (as defined below) in order to accelerate the introduction of a novel therapy for the benefit of bipolar patients worldwide by providing a maximum of $3.2 million for development of the Compound.

Now, Therefore, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.	Definitions. As used herein, the following terms shall have the following meanings:

1.1. “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company or entity of which greater than fifty percent (50%) of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a party, and any company or entity which owns or controls, directly or indirectly, greater than fifty percent (50%) of the voting stock of a party.

1.2. “Applicable Rate” shall mean the greater of prime plus [*] percent ([*]%) or [*] percent ([*]%) per annum, compounded quarterly.

1.3. “Common Stock” shall have the meaning set forth in Section 4.1(a).

1.4. “Compound” shall mean MEM1003 as used in schizophrenia or bipolar disorder, a CNS-optimized dihydropyridine that is a neuronal L-type calcium channel modulator.

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1.5. “Confidential Information” shall mean all information disclosed by a party to the other pursuant to this Agreement including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, and the material terms of this Agreement, whether in oral, written, graphic or electronic form.

1.6. “Development Advisory Committee” or “DAC” shall mean the committee formed pursuant to Section 3.1.

1.7. “Development Plan” shall mean the plan for conducting the Development Program, including a budget, prepared by MEMORY on an annual basis during the Development Term, as may be amended from time to time by MEMORY pursuant to Section 2.2.

1.8. “Development Program” shall mean the research and development program with respect to the Compound conducted during the Development Term.

1.9. “Development Program Inventions” shall mean, collectively, (i) all inventions, improvements and discoveries, whether or not patentable, made, conceived or first reduced to practice in the course of work conducted in the Development Program that is actually funded by SMRI hereunder, if any, whether solely by employees or contractors of SMRI, solely by employees or contractors of MEMORY, or jointly by employees or contractors of SMRI and MEMORY, and (ii) all patents, patent applications and copyrights that claim or cover such inventions, improvements or discoveries.

1.10. “Development Program Results” shall mean all data and results generated in the course of work conducted in the Development Program that is actually funded by SMRI hereunder.

1.11. “Development Term” shall mean the period ending upon the earlier of (i) completion of the Development Program, or (ii) three (3) years following the Effective Date, as may be extended for additional, consecutive one (1) year periods by written agreement of the parties.

1.12. “Disclosing Party” shall have the meaning provided in Section 8.1.

1.13. [*]

1.14. “First Commercial Sale” of a MEMORY Product shall mean the first sale for use or consumption of such MEMORY Product in a country after Regulatory Approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate or Licensee shall not constitute a First Commercial Sale unless the Affiliate or Licensee is the end user of the MEMORY Product.

1.15. “First Maximum” shall have the meaning provided in Section 4.2(c)(1).

1.16. “Fourth Maximum” shall have the meaning provided in Section 4.2(c)(4).

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1.17. “Indemnitee” shall have the meaning provided in Section 9.1.

1.18. “Licensee” shall mean any Third Party who has obtained a license to sell MEMORY Products from MEMORY.

1.19. “License Grant” shall have the meaning provided in Section 6.2(a).

1.20. “MEMORY Product” shall mean any product containing the Compound that receives Regulatory Approval and is commercialized by MEMORY or its Affiliates or Licensees, including all formulations and modes of administration thereof for schizophrenia or bipolar disorder.

1.21. “MEMORY Proprietary Information” means all Development Program Inventions and all patents, patent applications, copyrights, trademarks, trade secrets, know-how and other intellectual property rights related thereto, owned or licensable by MEMORY.

1.22. “Net Sales” shall mean, with respect to any MEMORY Product, the amount invoiced for the sale of such MEMORY Product by MEMORY and its Affiliates or its Licensees, as applicable, to Third Parties which are not Affiliates or sublicensees of the selling party, unless such Affiliates or sublicensees are the end users of such MEMORY Product in which case the amount billed therefor shall be deemed to be the amount that would be invoiced to a Third Party in an arm’s length transaction, less:

(a) cash discounts and/or quantity discounts allowed;

(b) credits and allowances for returns, rejections and recalls;

(c) charges for freight, insurance and transportation specifically included in the amount invoiced;

(d) sales and use taxes, duties or other governmental tariffs and other similar taxes incurred and government mandated rebates; and

(e) accruals for estimated wholesaler chargebacks, contract rebates and bid rebates and Medicaid and other similar government mandated rebates as MEMORY may be required to pay from time to time, all of which shall be determined in accordance with MEMORY’s standard accounting methods.

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1.23. “Receiving Party” shall have the meaning provided in Section 8.1.

1.24. “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the United States or European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a product in a given jurisdiction.

1.25. “Royalty Term” shall mean the period of time commencing on the First Commercial Sale of any MEMORY Product and ending upon the termination of MEMORY’s payment obligations under Section 4.2 or [*], whichever is earlier.

1.26. “Second Maximum” shall have the meaning set forth in Section 4.2(c)(2).

1.27. “Securities Purchase Agreement” means the Securities Purchase Agreement in the form attached hereto as Exhibit A to be entered into between SMRI and MEMORY.

1.28. “Strategic Alliance” shall mean an agreement entered into by MEMORY with a Third Party with respect to the development of the Compound, but excluding an agreement with a Third Party with respect to only the manufacturing, sale and/or promotion of the Compound and/or MEMORY Products or for the transfer or sale of all or substantially all of the business of MEMORY to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise.

1.29. “Term” shall have the meaning set forth in Section 10.1.

1.30. “Third Maximum” shall have the meaning set forth in Section 4.2(c)(3).

1.31. “Third Party” shall mean any entity other than SMRI or MEMORY or an Affiliate of SMRI or MEMORY.

2.	Development Program.

2.1. Development Program. During the Development Term, MEMORY shall use commercially reasonable efforts to conduct the Development Program in accordance with the Development Plan and the terms of this Agreement. The initial Development Plan will be completed by MEMORY and presented to the DAC within thirty (30) days of the Effective Date.

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2.2. Amendments to the Development Plan. MEMORY may amend the Development Plan from time to time in its sole discretion. Prior to finalizing any such amendment to the Development Plan which materially reduces funding for development of the Compound or materially extends the timeline for development of the Compound, MEMORY shall provide the proposed amendment to the members of the DAC and SMRI, and the DAC and SMRI shall have fifteen (15) days from the date the DAC and SMRI receive such proposed amendment to review and provide MEMORY comments on such proposed amendment. MEMORY shall consider any such input in good faith when finalizing such amendment and shall distribute the finalized amendment to the DAC and SMRI. In the event that SMRI reasonably believes that the finalized amendment will have a material adverse effect on the development of the Compound, SMRI may notify the DAC and MEMORY in writing of such belief, which notice shall include in reasonable detail the basis for such belief, provided that such notice is given within fifteen (15) days of receipt of the final amendment. If SMRI provides such notice within such fifteen (15) day period, SMRI may delay or withhold payment of any funding due under this Agreement pending resolution of the issue in accordance with this Section 2.2. Within fifteen (15) days after receipt of such notice from SMRI (or such longer period as agreed by MEMORY and SMRI), each member of the DAC shall provide notice in writing to MEMORY of whether it approves the final amendment as proposed, or not. If a majority of the members of the DAC approve the amendment as proposed, MEMORY may proceed with the amendment and this Agreement shall continue in effect. If a majority of the members of the DAC do not approve the amendment as proposed, MEMORY may, in its sole discretion, proceed with the amendment; provided, however, that if MEMORY proceeds with the amendment, SMRI shall have the right to terminate this Agreement pursuant to Section 10.4.

2.3. Clinical Trial Registration. MEMORY shall register each clinical trial to be conducted pursuant to the Development Program with (i) SMRI’s quarterly trial reporting system and (ii) if and to the extent required by law, the US FDA’s www.ClinicalTrial.gov website.

2.4. Clinical Trials Addendum. The “Addendum For Clinical Trials Involving Human Subjects,” a copy of which is annexed hereto as Exhibit B, is hereby incorporated with and into this Agreement.

3.	Governance.

3.1. Development Advisory Committee. Promptly after the Effective Date, the parties will form a Development Advisory Committee comprised of [*] of MEMORY, who shall initially be [*], [*] of SMRI, who shall initially be [*], and two (2) third party advisors mutually agreed upon by MEMORY and SMRI. One (1) member of the DAC shall be selected to act as the chairperson of the DAC, with each chairperson acting for a term of twelve (12) months. The chairperson shall be selected by MEMORY. The DAC shall review the data and activities of the Development Program and monitor the progress of development in relation to the Development Plan. The DAC shall meet on a semi-annual basis or at such other frequency as the DAC agrees. The parties shall agree upon the time and place of meetings. A reasonable number of additional representatives of a party may attend meetings of the DAC. [*].

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3.2. Information and Reports. Except as otherwise provided in this Agreement, MEMORY will make available and disclose to SMRI and each member of the DAC all results of the work conducted pursuant to the Development Plan prior to and in preparation for DAC meetings and/or SMRI payments hereunder.

4.	Fees and Payments.

4.1. Funding.

(a) On the Effective Date, SMRI shall purchase from MEMORY, and MEMORY shall issue and sell to SMRI, 440,367 shares of MEMORY’s common stock, par value of $.001 per share (the “Common Stock”), and warrants to purchase an additional 154,128 shares of Common Stock, for an aggregate purchase price of $960,000, on and subject to the terms and conditions set forth in the Securities Purchase Agreement.

(b) Subject to the terms and conditions set forth herein, in consideration for the rights granted to SMRI hereunder, SMRI shall pay by check to MEMORY the following amounts in cash within thirty (30) days of receipt of reports, including the final study report, on the following events in support of the Development Program:

Event	Amount
[*] [*] [*]no later than December 31, 2007	[*] [*] [*]

(c) MEMORY shall spend all amounts paid to MEMORY by SMRI under this Section 4.1 on the Development Program. MEMORY shall refund to SMRI any amounts that are advanced by SMRI under Section 4.1(b) that are not expended in support of the Development Program prior to December 31, 2007, together with interest thereon at the Applicable Rate from the date such funds were advanced by SMRI.

(d) If MEMORY fails to [*] on or prior to December 31, 2007, then not later than January 31, 2008 MEMORY shall refund to SMRI all amounts that are advanced by SMRI under Section 4.1(b), together with interest thereon at the Applicable Rate from the date such funds were advanced by SMRI.

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4.2. Royalty Payments.

(a) Royalty Payments by MEMORY. Subject to MEMORY having received the initial $960,000 payment when due under Section 4.1(b), MEMORY shall pay to SMRI during the Royalty Term, a royalty of (A) [*] percent ([*]) of annual Net Sales of MEMORY Products by MEMORY and its Affiliates, and (B) [*] percent ([*]) of royalty payments received by MEMORY from Licensees on sales of MEMORY Products by such Licensees. Royalties on Net Sales shall be calculated based on the year-to-date sales and shall be paid quarterly.

(b) Sublicensee Payments. If, prior to the end of the Term, MEMORY licenses to a Third party rights to any Development Program Invention, MEMORY shall pay to SMRI [*] percent ([*]) of any cash fees or other payments actually received by MEMORY from such Third party for such license, excluding (i) royalties on the sale of the MEMORY Product, (ii) amounts specifically allocated to research and development for, or to the manufacture or supply of the Compound or the MEMORY Product, (iii) amounts that MEMORY is required to repay (e.g., a loan), and (iv) amounts received in exchange for securities of MEMORY.

(c) Maximum Payment Amount.

(1) In the event that MEMORY makes total payments to SMRI under this Section 4.2 of at least [*] percent ([*]) of the total amount SMRI has paid to MEMORY under Section 4.1(b) (the “First Maximum”) prior to the [*] anniversary of the Effective Date, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time prior to the [*] anniversary of the Effective Date, MEMORY may make a lump sum cash payment to SMRI equaling the amount by which the First Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon receipt of such payment by SMRI, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

(2) In the event that MEMORY makes total payments to SMRI under this Section 4.2 of at least [*] percent ([*]) of the total amount SMRI has paid to MEMORY under Section 4.1(b) (the “Second Maximum”) prior to the [*] anniversary of the Effective Date, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time after the [*] anniversary of the Effective Date and prior to the [*] anniversary of the Effective Date, MEMORY may make a lump sum cash payment to SMRI equaling the amount by which the Second Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon receipt of such payment by SMRI, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

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(3) In the event that MEMORY makes total payments to SMRI under this Section 4.2 of at least [*] percent ([*]) of the total amount SMRI has paid to MEMORY under Section 4.1(b) (the “Third Maximum”) prior to the [*] anniversary of the Effective Date, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time after the [*] anniversary of the Effective Date and prior to the [*] anniversary of the Effective Date, MEMORY may make a lump sum cash payment to SMRI equaling the amount by which the Third Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon receipt of such payment by SMRI, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

(4) In the event that MEMORY makes total payments to SMRI under this Section 4.2 of at least [*] percent ([*]) of the total amount SMRI has paid to MEMORY under Section 4.1(b) (the “Fourth Maximum”) prior to the [*] anniversary of the Effective Date, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time after the [*] anniversary of the Effective Date and prior to the [*] anniversary of the Effective Date, MEMORY may make a lump sum cash payment to SMRI equaling the amount by which the Fourth Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon receipt of such payment by SMRI, MEMORY’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

5.	Payments; Records; Audits.

5.1. Payment; Reports. Royalty payments due under Section 4.2 and reports for the sale of MEMORY Products by MEMORY and its Affiliates and royalty payments received by MEMORY from Licensees on sales of MEMORY Products shall be calculated and reported for each calendar quarter. All royalty payments due to SMRI under Section 4.2 shall be paid within sixty (60) days of the end of each calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of MEMORY Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of each MEMORY Product sold by MEMORY and its Affiliates, the gross sales and Net Sales of such MEMORY Products sold by MEMORY and its Affiliates in U.S. dollars, the

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exchange rates used, the royalty payments received by MEMORY from Licensees on the sale of MEMORY Products, and any other information necessary to determine the appropriate amount of royalties due under Section 4.2. MEMORY will keep complete and accurate records pertaining to such calculation to permit SMRI to confirm the accuracy of royalty payments due hereunder. MEMORY shall pay SMRI interest at the Applicable Rate on any payments pursuant to Section 4.2(a) that are not timely paid by MEMORY to SMRI.

5.2. Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by check payable to the order of the payee, unless otherwise specified by such payee.

5.3. Records and Audits. On thirty (30) days’ prior written notice, SMRI shall have the right to have an independent certified public accountant inspect the books and records of MEMORY and/or its Affiliates and/or its Licensees, no more than once per fiscal year during usual business hours for the sole purpose of and only to the extent necessary to verify the completeness and accuracy of the records and payments made under this Agreement. Such examination with respect to any fiscal year shall not take place later than two (2) years following the end of such fiscal year. The accountant shall inform SMRI only if there has been an underpayment or an overpayment or misappropriation of payments, and if so, the amount thereof. The expense of any such inspection shall be borne by SMRI; provided, however, that, if the inspection discloses an underpayment in excess of ten percent (10%), then MEMORY shall pay the out of pocket costs of such audit.

5.4. Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder shall be borne by the party receiving such payment and deducted by the party making such payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities. The parties agree to cooperate with each other in the event a party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available.

5.5. Exchange and Royalty Rate Controls. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where any MEMORY Product is sold, payment shall be made through such lawful means or methods as MEMORY may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties

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that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If any royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.	Intellectual Property Rights.

6.1. Intellectual Property.

(a) SMRI hereby acknowledges that, as between the parties, other than as provided for herein, MEMORY owns all right, title and interest in and to all MEMORY Proprietary Information and that, except to the extent expressly provided herein, no right or license in any of the MEMORY Proprietary Information is granted to SMRI hereunder.

(b) MEMORY agrees to use commercially reasonable efforts to cause any principal investigator or institution with which it contracts to conduct work in the Development Program to assign to MEMORY all ownership rights in Development Program Inventions and Development Program Results. MEMORY shall notify SMRI promptly in writing of each Development Program Invention that it owns, if any, and any other information reasonably requested pertaining thereto. Subject to Sections 6.1(c) and 10.6, MEMORY hereby assigns to SMRI all of its right, title and interest to each Development Program Invention and all Development Program Results that it owns, if any.

(c) Subject to the terms and conditions of this Agreement, including without limitation, Section 8, SMRI hereby grants to MEMORY a perpetual, irrevocable, fully paid, worldwide exclusive license (with the right to sublicense) to any and all Development Program Inventions (including, without limitation, those assigned to SMRI by MEMORY) for all purposes. In addition, SMRI expressly agrees that MEMORY may use, disclose and reference any and all such Development Program Results in any manner whatsoever and that such rights are perpetual and irrevocable. Notwithstanding the foregoing, SMRI reserves the right to use such Development Program Inventions and Development Program Results only for its own internal, nonprofit, non-commercial, purposes or as expressly permitted by Section 8.5 and for no other purposes whatsoever, without any further payment obligations or liability to MEMORY. MEMORY shall take all appropriate steps, including obtaining any necessary assignments from individual inventors (whether any principal investigator(s) or others), to ensure that MEMORY has all necessary rights to grant to SMRI the rights set forth in this Section 6.1(c).

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(d) Upon termination by Bayer AG of the License Agreement dated June 2001 between Bayer AG and MEMORY (the “Bayer License Agreement”), as contemplated by Section 7.7 thereof, MEMORY shall have the right to disclose to Bayer AG all data and results obtained by MEMORY under the Development Program and further to transfer to Bayer AG free of charge all right, title and interest in such data and results, including inventions, if Bayer AG is interested in proceeding with the development and/or marketing of MEM1003, as required under Section 7.7 of the Bayer License Agreement.

6.2. License to SMRI.

(a) If MEMORY has decided to terminate all efforts to develop and commercialize the MEMORY Product in the United States for any reason other than scientific reasons, including termination of (i) its own research, development and/or commercialization activities, (ii) the research, development and/or commercialization activities of any Affiliate, licensee or transferee and (iii) its efforts to identify any licensee or transferee of rights to the MEMORY Product in the United States, MEMORY shall promptly notify SMRI in writing of such pending termination. If SMRI notifies MEMORY in writing within sixty (60) days after the date of such notice from MEMORY that it is interested in obtaining rights to develop and commercialize the MEMORY Product in the United States and has the resources, itself or together with a Third Party, to develop and commercialize the MEMORY Product in the United States, then (1) MEMORY will undertake commercially reasonable efforts to obtain standby rights to the MEMORY Product in the United States from Bayer AG entitling MEMORY to license the MEMORY Product to SMRI as contemplated by this Section 6.2, and (2) MEMORY and SMRI will negotiate in good faith for a period of sixty (60) days (or such longer period as agreed in writing by the parties) the grant to SMRI of an exclusive license (with the right to grant sublicenses), under those patent rights or other intellectual property rights owned or licensed (with the right to further sublicense) by MEMORY as of such time, which are necessary to develop, make, use, sell, offer for sale or import the MEMORY Product in the United States, to develop, make, use, sell, offer for sale and import the MEMORY Product in the United States (the “License Grant”).

(b) If the parties do enter into an agreement providing for the License Grant following good faith negotiation pursuant to Section 6.2(a), then, to the extent the following items are within MEMORY’s control and can be provided without breach of any obligation to or agreement with any Third Party, MEMORY shall provide SMRI with copies of all preclinical and clinical data and study results, investigational new drug application(s) (INDs) filed with the Food and Drug Administration pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto) and other regulatory filings, studies, information and materials relating to the development and commercialization of the MEMORY Product generated by or on behalf of MEMORY (including pharmacology, toxicology, formulation and stability studies).

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(c) If SMRI does not provide notice of its interest to MEMORY within the initial sixty (60) day period under Section 6.2(a), or if SMRI does provide such notice within such period, but the parties do not enter into an agreement providing for the License Grant within the negotiation period specified in Section 6.2(a), then MEMORY shall have no further obligations, and SMRI shall have no further rights under this Section 6.2.

6.3. Patent Abandonment. MEMORY shall notify SMRI in writing of its intent to abandon any patent or patent application owned by MEMORY that is related to the Compound and/or any Development Program Invention or MEMORY Proprietary Information (including abandonment for failure to pay any required fees), other than in the ordinary course of patent prosecution, at least thirty (30) days prior to effectuating any such abandonment. If SMRI wishes to take title to the applicable patent and/or patent application and to maintain the issued patent or continue the prosecution of the patent application at SMRI’s own expense, then SMRI shall so notify MEMORY in writing within thirty (30) days after its receipt of the notice of intent to abandon from MEMORY. Upon receipt by MEMORY of such notice from SMRI, MEMORY will undertake commercially reasonable efforts to obtain standby rights to the subject patent or patent application in the United States from Bayer AG entitling MEMORY to assign such patent or patent application to SMRI as contemplated by this Section 6.3. If MEMORY obtains such rights from Bayer AG, then MEMORY shall thereupon assign the subject patent or patent application to SMRI; provided, however, that SMRI, upon the request of MEMORY, shall grant to MEMORY (a) a non-exclusive, irrevocable, royalty-free, non-sublicensable and non-transferable (except as permitted by Section 12.7) right to use such patent and/or patent application for MEMORY’s own, internal, non-commercial uses, or (b) subject to SMRI’s right to use the patent and/or patent application (and/or any invention(s) claimed in such patent and/or patent application) for its own internal research purposes, the first right to negotiate with SMRI, in good faith, the terms of an exclusive license to develop and commercialize any invention(s) claimed in such patent and/or patent application; provided, further, that if SMRI and MEMORY do not enter into such a written agreement within ninety (90) days following MEMORY’s assignment of the rights to the subject patent and/or patent application to SMRI, then SMRI shall be free to license the rights to develop and commercialize any invention(s) claimed in such patent and/or patent application to one or more Third Parties.

6.4. Third Party Development. So long as the royalty payment obligations of MEMORY have not been terminated in accordance with Section 4.2(b), if MEMORY enters into any agreement with a Third Party granting such Third Party rights to develop or commercialize the Compound or MEMORY Product, MEMORY shall use its best efforts to ensure that such agreement provides that, in the event that such Third Party decides to terminate or abandon all efforts to develop and commercialize the MEMORY Product in the United States, all rights to intellectual property of MEMORY, which are necessary to develop, make, use, sell, offer for sale or import the MEMORY Product in the United States, that are licensed to such Third Party by

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MEMORY under such agreement will revert to MEMORY so that MEMORY may comply with the provisions of Sections 6.1, 6.2 and 6.3 with respect to such intellectual property rights to the extent Sections 6.1, 6.2 and 6.3 apply. MEMORY will notify SMRI in the event that it enters into any such agreement with a Third Party granting such Third Party rights to develop or commercialize the Compound or MEMORY Product.

6.5. Patent Prosecution. The filing and prosecution of all United States and foreign patent applications and maintenance of all United States and foreign patents that constitute Development Program Inventions shall be the responsibility of MEMORY at its sole expense.

7.	Representations and Warranties.

7.1. Representations and Warranties. Each party represents to the other that as of the Effective Date:

(a) Corporate Power. It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full power (corporate or otherwise) and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite action (corporate or otherwise); and

(c) Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2. Disclaimers.

(a) Except as specifically set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

(b) MEMORY EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (i) THE SUCCESS OF THE DEVELOPMENT PROGRAM AND (ii) THE SAFETY, USEFULNESS OR SUCCESSFUL COMMERCIALIZATION OF THE COMPOUND OR ANY MEMORY PRODUCT.

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8.	Confidentiality; Publication.

8.1. Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for the five (5) year period immediately following the Term, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than as expressly provided for in this Agreement) any Confidential Information furnished to it by, or otherwise belonging to, the other party (the “Disclosing Party”) pursuant to this Agreement. Each party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such proprietary or confidential information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2. Exceptions. The obligations of confidentiality and non-use contained in Section 8.1 will not apply to the extent it can be established by the Receiving Party by competent written proof that such Confidential Information:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

(b) is known by the Receiving Party at the time of receiving such information, other than under confidentiality, as evidenced by its records;

(c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party; or

(e) is the subject of a written permission to disclose provided by the Disclosing Party.

8.3. Terms of Agreement. The parties agree that this Agreement and the terms hereof will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms as are required to be disclosed under strictures of confidentiality for fund raising or financing efforts to investors and lenders and potential investors and lenders or as otherwise required pursuant to applicable law, and with respect to MEMORY, to bona fide potential licensees.

8.4. Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

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(a) regulatory filings;

(b) prosecuting or defending litigation;

(c) complying with applicable court orders or governmental regulations; and

(d) disclosure to Affiliates, licensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 8.4, it will seek to secure confidential treatment of such information at least as diligently as such party would use to protect its own Confidential Information. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

8.5. Publications. SMRI may publish a summary of work performed by MEMORY under the Development Program in SMRI’s annual reports and on SMRI’s website; provided, however, that MEMORY shall have until the earlier of such time as MEMORY or its designee publishes the results of such work and eighteen (18) months after completion of such work to file patents before SMRI may publish a summary of such work, unless MEMORY provides written consent to the publication. In no event will SMRI disclose or use any Confidential Information of MEMORY in such publication without MEMORY’s prior written consent, which may not be unreasonably withheld; provided, however, that MEMORY acknowledges that, in order to preserve its tax-exempt status, SMRI must be able to publish a summary of work performed under the Development Program, and MEMORY will work in good faith with SMRI to reach agreement upon the summary of such work to be published by SMRI and will not unreasonably withhold its consent to the inclusion of Confidential Information of MEMORY contained in such summary. MEMORY shall be free to publish papers regarding the Development Program without the prior written consent of SMRI and shall use commercially reasonable efforts to publicize SMRI’s monetary contribution to the Development Program in any such papers.

9.	Indemnification.

9.1. Indemnification. MEMORY shall indemnify, defend and hold harmless SMRI, its Affiliates and their respective directors, officers, employees and agents (including, without limitation, the SMRI Development Advisory Committee representative) (each, an “Indemnitee”), from and against any and all Third Party claims, suits, demands, liabilities, damages, losses, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

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(a) MEMORY’s breach of any of its representations, warranties, covenants and/or obligations under this Agreement;

(b) The negligence or willful misconduct of MEMORY or its Affiliates and/or their respective directors, officers, employees, agents or representatives (or any of them), in connection with MEMORY’s performance of its obligations under this Agreement; and/or

(c) Any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the Development Program;

except that such indemnification obligation under this Section 9.1 shall not apply to the extent such Third Party claims, suits, demands, liabilities, damages, losses, costs, penalties, fines and expenses are proven to arise out of or result from the negligence or willful misconduct of any Indemnitee or the breach by SMRI of any of its representations, warranties, covenants and/or obligations under this Agreement.

9.2. Procedures for Indemnification. Promptly after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against MEMORY, deliver to MEMORY written notice of the commencement thereof, and MEMORY shall have the right to assume and manage the defense thereof (with counsel reasonably satisfactory to MEMORY and such Indemnitee), including the right to settle, compromise and/or litigate with respect to any such claim (but only after obtaining SMRI’s prior written consent with respect to any proposed settlement, compromise or litigation); provided, however, that MEMORY shall not be required to obtain SMRI’s prior written consent in connection with any proposed settlement, compromise or litigation if, in connection with and following any such settlement, compromise or litigation, SMRI has (a) no liability (monetary or otherwise), (b) not waived any of its rights and (c) not admitted to any wrongdoing or guilt.

9.3. Advance Payment of Expenses; Complete Indemnification. The expenses of an Indemnitee incurred in defending a civil or criminal action, suit or proceeding shall be paid by MEMORY as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by MEMORY. All costs and expenses incurred by an Indemnitee in connection with enforcement of Section 9.1 also shall be reimbursed by MEMORY.

9.4. Insurance. MEMORY will maintain at its own expense, with a reputable insurance carrier, product liability insurance in an amount consistent with industry standards during the term of this Agreement and will name SMRI as an additional insured with respect to such insurance. MEMORY will provide SMRI with a certificate of insurance evidencing such coverage.

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10.	Term and Termination.

10.1. Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the Royalty Term, unless earlier terminated pursuant to Sections 10.2, 10.3, 10.4 or 10.5 or extended by mutual written agreement of the parties.

10.2. Termination by Mutual Agreement. The parties may at any time terminate this Agreement by written agreement executed by both SMRI and MEMORY.

10.3. Termination by MEMORY. MEMORY may terminate this Agreement with thirty (30) days’ prior written notice to SMRI in the event that MEMORY (a) enters into a Strategic Alliance or (b) transfers or sells all or substantially all of the business of MEMORY to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise.

10.4. Termination by SMRI.

(a) SMRI may terminate this Agreement with thirty (30) days’ prior written notice to MEMORY in the event that SMRI: (i) disagrees with any amendment to the Development Plan proposed by MEMORY and not approved by a majority of the members of the DAC as contemplated by Section 2.2; or (ii) in good faith, based on information provided by the DAC, believes that reasonable progress on the Development Program is not occurring in accordance with the Development Plan. Prior to any termination under this Section 10.4(a), SMRI agrees to meet with the DAC and MEMORY to discuss potential improvements to the Development Program and/or Development Plan in an attempt to prevent SMRI’s termination of this Agreement pursuant to this Section 10.4(a).

(b) SMRI may terminate this Agreement with thirty (30) days’ prior written notice in the event that MEMORY: (i) abandons the Development Program; or (ii) decides to enter into a Strategic Alliance; provided, however, that SMRI shall have the right to apply future payments due under Section 4.1 to other related research being conducted by MEMORY as mutually agreed to by the parties in lieu of terminating this Agreement under this Section 10.4(b).

10.5. Termination for Cause. Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

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(b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching party.

10.6. Effect of Termination or Expiration; Surviving Obligations. Expiration or termination of this Agreement shall not affect any rights or obligations of either party accruing prior to such expiration or termination. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except that (a) the terms of Sections 1, 5.3, 6.1, 7, 8, 9.1, 9.2, 9.3, 10.6, 11 and 12 of this Agreement shall survive any expiration or termination of this Agreement and (b) if this Agreement is terminated by MEMORY under Section 10.3 or by SMRI under Section 10.4 or 10.5 after MEMORY has received the initial $960,000 payment when due under Section 4.1(b), the terms of Section 4.2, 5, 6.2, 6.3, 6.4 and 9.4 shall survive such termination until the expiration of the Royalty Term. Promptly after expiration or termination of this Agreement, except as otherwise provided in this Section 10.6, each party shall return or dispose of any Confidential Information of the other party in the accordance with the instructions of such other party.

11.	Governing Law; Dispute Resolution.

11.1. Governing Law. This Agreement shall be governed by the laws of the State of New York, as such laws are applied to contracts entered into or to be performed entirely within such state.

11.2. Dispute Resolution. Except with respect to matters pertaining to injunctive relief, in the event of any dispute, the parties shall refer such dispute to the Chief Executive Officer of MEMORY and the Executive Director of SMRI for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired Maryland Circuit Court Judge at J.A.M.S./Endispute located in Montgomery County, Maryland, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys’ fees and costs to the prevailing party.

11.3. Jurisdiction and Venue. Except as provided in Section 11.2 above, any claim or controversy arising out of or related to this Agreement or any breach hereof (including claims for injunctive relief) shall be adjudicated in the state and federal courts in Montgomery County having jurisdiction over disputes arising in the State of Maryland, and the parties hereby consent to the jurisdiction and venue of such courts.

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12.	General Provisions.

12.1. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, Federal Express or other nationally recognized overnight delivery service, addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or faxed.

Stanley Medical Research Institute
5430 Grosvenor Lane, Suite 200
Bethesda, MD 20814
All notices to SMRI shall be	Attn: Dr. Michael Knable, DO
addressed as follows:	Fax: (301) 571-0769
with a copy to:	Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W
Suite 600
Washington, DC 20006
Attn: Sean P. McGuinness
Fax: (202) 265-5706

MEMORY Pharmaceuticals Corp.
100 Philips Parkway
Montvale, New Jersey 07645
All notices to MEMORY shall be	Attn: Head of Business Development
addressed as follows:	Fax: (858) 558-2872
with a copy to:	Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
Attn: Ellen B. Corenswet
Fax: (646) 441-9256

Any party may, by written notice to the other, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

12.2. Force Majeure. No party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

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12.3. Entirety of Agreement. This Agreement (and the exhibits attached hereto) embodies the entire, final and complete agreement and understanding between the parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each party.

12.4. Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.5. Disclaimer of Agency or Partnership. Neither party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. In addition, neither party shall be deemed to be a member of a partnership with the other party, nor shall SMRI be deemed to be a “Sponsor” (as defined by the Food and Drug Administration) of any clinical trial for an MEMORY Product.

12.6. Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either MEMORY or SMRI deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the parties’ original intent.

12.7. Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that MEMORY may assign this Agreement and its rights and obligations hereunder without SMRI’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided further that SMRI may assign its right to receive payments under this Agreement to a taxable wholly owned subsidiary of SMRI without MEMORY’s consent. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

12.8. Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

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12.9. Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER SECTION 4 AND LIABILITY FOR BREACH OF CONFIDENTIALITY, NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

12.11. Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release is made within forty-five (45) days of the Effective Date.

12.12. Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided, however, that MEMORY shall reimburse the reasonable fees of and expenses of counsel for SMRI in connection with the negotiation, execution and delivery of this Agreement and the Securities Purchase Agreement, not to exceed in the aggregate, [*] without the prior written consent of MEMORY.

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In Witness Whereof, the parties hereto have duly executed this Development Agreement.

MEMORY Pharmaceuticals Corp.

By: /s/ James R. Sulat
Name: James R. Sulat
Title: President & Chief Executive Officer

The Stanley Medical Research Institute

By: /s/ Michael Knable
Name: Michael Knable, D.O.
Title: Executive Director

Exhibit A

FORM OF SECURITIES PURCHASE AGREEMENT

Exhibit B

ADDENDUM FOR CLINICAL TRIALS INVOLVING HUMAN SUBJECTS

MEMORY acknowledges that SMRI is not a sponsor of any clinical trials involving human subjects. MEMORY shall comply with all applicable foreign, federal, state and local laws, statutes, regulations, rules and requirements of all applicable governmental or administrative authorities in the conduct of any clinical trials involving human subjects relating to the Development Program (“Clinical Trials”) and the performance of this Addendum for Clinical Trials Involving Human Subjects, including without limitation all such laws, statutes, regulations, rules and requirements concerned with or related to the testing, safety, efficacy, reliability, manufacture, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals.

In particular, MEMORY shall, and shall require each study site where a Clinical Trial is conducted (each, a “Site”) or those investigators who will personally conduct or supervise the Clinical Trials at each Site (collectively, the “Principal Investigators”) to agree to comply, as applicable (a) with promulgated US Food and Drug Administration (FDA) rules and regulations relating to the testing and development of new drugs and/or new applications of existing drugs when applicable, (b) with all relevant Department of Health and Human Services rules and regulations regarding the protection of human subjects in clinical trials when human subjects are involved, including, but not limited to those regarding informed consent, and (c) with the Helsinki Declaration and other applicable local laws relating to clinical trials when such trials are conducted outside the United States. MEMORY agrees, and agrees to require the Sites and the Principal Investigators, to conduct the Clinical Trials according to standards of Good Clinical Practice.

In addition to compliance with all existing applicable foreign, federal, state and local law regarding informed consent and disclosure in connection with medical research and testing, MEMORY shall require the Sites and Principal Investigators to include in the consents or disclosure, and shall separately disclose to SMRI information provided by each Site and Principal Investigator: 1) if the Principal Investigator, the Principal Investigator’s spouse and dependent children collectively have, at any point since the time the Principal Investigator began participating in the Development Program, an equity (ownership) interest, including stock options, shares, American Depository Receipts or other shareholder interest, exceeding US$50,000.00 equivalent in MEMORY, 2) if the Principal Investigator, the Principal Investigator’s spouse, dependent children and any of the Principal Investigator’s affiliated institutions have, since the time the Principal Investigator began participating as a Principal Investigator in the Development Program, collectively received non-Development Program-related payments exceeding the cumulative value of US$25,000.00 from MEMORY, and 3) any other financial relationship that could be material to a subject’s decision to participate in the Development Program.

In Clinical Trials involving subjects with mental disorders, (i) MEMORY shall take such additional measures as may be reasonably necessary or desirable to ensure that all subjects have the capacity to consent to participation in the Clinical Trial, and (ii) MEMORY shall cause each Principal Investigator to closely monitor such subjects during critical periods before, during and for an appropriate period after the clinical investigation when a subject may pose an increased risk to himself or others due to the conditions of the Clinical Trial.

MEMORY agrees not to permit a firm or individual whom the FDA has debarred, disqualified, or restricted to participate in the Development Program, provided MEMORY may reasonably rely on the representations and covenants of the applicable Site and/or Principal Investigator with respect to their respective adherence to such requirement. MEMORY will require that each Site and/or Private Investigator that participates in the Development Program to carry appropriate levels of professional liability insurance. MEMORY shall take appropriate steps to inform the Sites and Principal Investigators of the relevant obligations of MEMORY under this Addendum, and of such Sites’ and Principal Investigators’ respective obligations under applicable foreign, federal, state and local law.